Exhibit 10.1
GENERAL MILLS, INC.
EXECUTIVE INCENTIVE PLAN
1.	PURPOSE OF THE PLAN

The purpose of the General Mills, Inc., Executive Incentive Plan (the “Plan”) is to provide financial rewards to key executives of General Mills, Inc. (“General Mills”), its subsidiaries and affiliates (defined as entities in which General Mills, Inc., has a significant equity or other interest) (collectively with General Mills, the “Company”) in recognition of their contributions to the success of the Company, and to align the interests of such executives with the interests of the stockholders of the Company. Awards under this Plan are intended to constitute “qualified performance-based compensation” for purposes of Internal Revenue Code section 162(m), and the Plan shall be construed consistently therewith.

2.	EFFECTIVE DATE

This Plan shall become effective as of September 27, 2010, subject to the approval of the stockholders of General Mills at the Annual Meeting of Stockholders on that date. This Plan is a successor to and replaces the Executive Incentive Plan, amended and approved by stockholders on September 25, 2000. Definitions used in the Plan can be found in Section 11.

3.	ELIGIBLE PERSONS

All officers of the Company shall be “Participants” eligible to receive Awards under the Plan to the extent and pursuant to the discretion of the Committee.

4.	AWARD TYPE

Under this Plan, the Committee may award Participants cash bonuses. Bonus compensation payable under this Plan is intended to be exempt from the requirements of section 409A of the Internal Revenue Code, and applicable Treasury Regulations thereunder, pursuant to the exemption for certain short-term deferral compensation provided under the Treasury Regulations. Notwithstanding the foregoing, to the extent such bonus compensation is subject to the requirements of section 409A, the terms of the Plan applicable to such compensation are intended to comply with the requirements of section 409A and shall be interpreted and administered in accordance with that intent. If any provision of the Plan would otherwise conflict with or frustrate this intent, that provision will be interpreted and deemed amended so as to avoid the conflict. Further, for purposes of the limitations on nonqualified deferred compensation under section 409A, each payment of compensation under this Plan shall be treated as a separate payment of compensation for purposes of applying the section 409A deferral election rules and the exclusion from section 409A for certain short-term deferral amounts.

5.	AWARDS OF CASH BONUSES
(a)	Performance Goal. In order for any Participant to receive an Award for a Performance Period, the Net Earnings of the Company must be greater than zero.

(b)	Awards. At the end of the Performance Period, if the Committee certifies that the requirement of Section 5(a) has been met, and subject to Section 5(f), each Participant shall be deemed to have earned a cash Award equal in value to the Maximum Amount, or such lesser amount as the Committee shall determine in its absolute discretion to be appropriate; provided, however, that the exercise of such discretion with respect to any Participant shall not have the effect of increasing an Award payable to any other Participant.

(c)	Maximum Amount. Notwithstanding any other provision of this Plan, in no event shall the total Award value earned by any Participant for any one Performance Period exceed 0.5 percent of the Company’s Net Earnings for that Performance Period (“Maximum Amount”). Furthermore, in no event shall the Maximum Amount exceed $10 million for any 12 month Performance Period, prorated for Performance Periods of different lengths. All Awards under this Plan shall be subject to the General Mills 1933 Shareholder Resolution on Profit Sharing, as modified.

(d)	Payment Timing. Awards shall be payable in a lump sum following the conclusion of the Company’s fiscal year and in no event later than two and one-half months following the end of the Company’s fiscal year.

(e)	Employment Requirements. Participants must be employed by the Company as of the last business day of the Company’s fiscal year in order to receive an Award, if any, subject to the following:
(i)	Participants who, during a fiscal year, receive benefits (including but not limited to all or a portion of an incentive award) under the General Mills Separation Pay and Benefits Program for Officers are not eligible for Awards under this Plan.

(ii)	Participants who, during a fiscal year, “retire” on or after age 55 with 5 or more years of service with the Company shall receive an Award equal in amount to what would have been earned for the fiscal year during which the Participant retires had such Participant remained employed through the conclusion of such fiscal year (based on actual performance), adjusted to take into account only the portion of the fiscal year during which the Participant remained actively employed by the Company, payable in a lump sum following the conclusion of such fiscal year but in no event later than two and one-half months following such conclusion.

(iii)	If a Participant dies during a fiscal year an Award shall be paid to the Participant’s estate in an amount equal to the Award that otherwise would have been paid had the Participant remained employed by the Company through the end of the fiscal year (based on actual performance), adjusted to take into account only the portion of the fiscal year during which the Participant remained actively employed by the Company, payable in a lump sum following the conclusion of such fiscal year but in no event later than two and one-half months following such conclusion.

Nothing in this Section 5(e) in any way limits the Committee’s discretionary authority to determine the amount of an Award, or to reduce or eliminate a Participant’s Award, under this Plan. Furthermore, nothing in this Section shall be construed in a manner that would cause any Award which is intended to be a qualified performance-based award under Code section 162(m) to fail to qualify for the section 162(m) exemption from the limitation on deductibility imposed by section 162(m), as amended from time to time.
(f)	Awards subject to Clawback Policy. All Awards are specifically made subject to the Company’s Executive Compensation Clawback Policy.
6.	CHANGE OF CONTROL

Upon a Change of Control the Committee may make such adjustments and/or settlements of Awards for the Performance Period within which the Change of Control occurs as it deems appropriate and consistent with the Plan’s purposes; provided, however, that any such additional adjustments and/or settlements shall be in compliance with section 409A. “Change of Control” as used in this Plan has the meaning provided at Section 2.4 of Plan B of the General Mills Separation Pay and Benefits Program for Officers.

7.	ADMINISTRATION OF THE PLAN
(a)	Administration. The authority to control and manage the operations and administration of the Plan shall be vested in the Committee in accordance with this Section 7, subject to the following:
(i)	Subject to the provisions of the Plan, the Committee shall have the authority and discretion to select from among the eligible Company employees those persons who shall receive Awards, to determine the time or times of receipt, to determine the amounts covered by the Awards, to establish the terms, conditions, restrictions, and other provisions of such Awards, to determine whether objectives and conditions for earning Awards have been met, and to cancel or suspend Awards. In making such determinations, the Committee may take into account the nature of services rendered by the individual, the individual’s present and potential contribution to the Company’s success, and such other factors as the Committee deems relevant.

(ii)	The Committee shall have the authority and discretion to establish terms and conditions of Awards as the Committee determines to be necessary or appropriate to conform to applicable requirements or practices of jurisdictions outside the United States.

(iii)	The Committee shall have the authority and discretion to interpret the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, to determine the terms and provisions of any agreements made pursuant to the Plan, and to make all other determinations that may be necessary or advisable for the administration of the Plan. There is no obligation for uniformity of treatment of Participants under the Plan.

(iv)	Any interpretation of the Plan by the Committee and any decision made by it under the Plan shall be final and binding.
(b)	Delegation by Committee. Except to the extent prohibited by applicable law, the Committee may delegate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it. Any such allocation or delegation may be revoked by the Committee at any time.

(c)	Withholding Taxes. The Company shall have the right to deduct from all payments hereunder any federal, state, local or foreign taxes or social contributions required by law to be withheld with respect to such Awards. The Participant shall be solely responsible for the satisfaction of any federal, state, local or foreign taxes on payments under the Plan.

(d)	No Rights to Awards. Except as set forth herein, no Company employee or other person shall have any claim or right to be granted an Award under the Plan, or to be granted an Award in any particular amount. Neither the Plan nor any action taken hereunder shall be construed as giving any individual any right to be retained in the employ of the Company or to interfere with the ability of the Company to terminate any employee’s employment relationship at any time.

(e)	No Funding of Plan. The Plan shall be unfunded, and the Awards shall be paid solely from the general assets of the Company. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any Award under the Plan. To the extent that any person acquires a right to receive payments under the Plan, the right is no greater than the right of any other unsecured general creditor.

(f)	Offset for Monies Owed. Any payments made under the Plan will be offset for any monies that are owed to the Company to the extent permitted by applicable law.

(g)	Severability. If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the purpose or intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, and the remainder of the Plan or Award shall remain in full force and effect.

(h)	Governing Law. The Plan and all rights and Awards hereunder shall be construed in accordance with and governed by the laws of the State of Minnesota.

(i)	Non-alienation. No amounts payable under the Plan shall be subject in any manner to alienation, anticipation, or assignment, nor may they be transferred, pledged, hypothecated or otherwise disposed of during any time before an Award is paid.
8.	AMENDMENTS OF THE PLAN

The Committee may from time to time prescribe, amend and rescind rules and regulations relating to the Plan. Subject to the approval of the Board, where required, the Committee may at any time terminate, amend or suspend the operation of the Plan, provided that no action shall be taken by the Board or the Committee without the approval of the stockholders of General Mills which would amend the Maximum Amount that may be granted to any single Participant.

9.	FOREIGN JURISDICTIONS

The Committee may adopt, amend and terminate arrangements, not inconsistent with the intent of the Plan, as it may deem necessary or desirable to make available tax or other benefits of the laws of any foreign jurisdiction, to employees of the Company who are subject to such laws and who receive Awards under the Plan.

10.	NOTICE

All notices to the Company regarding the Plan shall be in writing, effective as of actual receipt by the Company, and shall be sent to:
General Mills, Inc.
Number One General Mills Boulevard
Minneapolis, Minnesota 55426
Attention: Corporate Compensation
11.	DEFINITIONS

For purposes of this Plan, the following terms shall have the meanings set forth below.

“1934 Act” means the Securities Exchange Act of 1934.

“Award” is defined in Section 4.

“Board” means the Board of Directors of General Mills.

“Committee” means the Compensation Committee of the Board, or such other committee as the Board may from time to time select, provided that the Committee must at all times be composed of two or more members of the Board, each of whom qualifies as an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended.

“Company” is defined in Section 1.

“General Mills” is defined in Section 1.

“Maximum Amount” is defined in Section 5(c).

“Net Earnings” means the Company’s earnings from continuing operations excluding items identified and disclosed by the Company as non-recurring or special costs and after taxes.

“Participant” is defined in Section 3.

“Performance Period” means a fiscal year of the Company, or such other period as the Committee may from time to time establish.